Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Silverstar Holdings, LTD. of our report dated September 15, 2006, with respect to the consolidated financial statements of Silverstar Holdings, LTD. contained in the Annual Report on Form 10-K which was previously filed by Silverstar Holdings, LTD. on September 28, 2006, as amended on October 3, 2006 and October 5, 2006. We also consent to the reference to us under the heading, "Experts," in such Registration Statement.

RACHLIN COHEN & HOLTZ LLP

/S/ RACHLIN COHEN & HOLTZ LLP

Miami, Florida

September 21, 2007